UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 13G

(Amendment No. _1_)*

UNDER THE SECURITIES EXCHANGE ACT OF 1934

ICAGEN, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

45104P104

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  45104P104

 Page 2 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alta Partners

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                    Please see Attachment A

  (12)

Type Of Reporting Person

                           IA

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104 .

 Page 3 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alta BioPharma Partners,  L.P.

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                    Please see Attachment A

  (12)

Type Of Reporting Person

                     PN

CUSIP No.  45104P104

 Page 4 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alta BioPharma Management, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                     Please see Attachment A

  (12)

Type Of Reporting Person

                 CO

CUSIP No.  45104P104

 Page 5 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alta/Chase BioPharma Management, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                     Please see Attachment A

  (12)

Type Of Reporting Person

                 CO

CUSIP No.  45104P104

 Page 6 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               ICAgen Chase Partners (Alta Bio), LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

             Delaware

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                    Please see Attachment A

  (12)

Type Of Reporting Person

                 CO

CUSIP No.  45104P104

 Page 7 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alta Embarcadero BioPharma Partners, LLC

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              California

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                     Please see Attachment A

  (12)

Type Of Reporting Person

                 CO

CUSIP No.  45104P104

 Page 8 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Jean Deleage

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

43,478

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

43,478

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,178,479               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                    Please see Attachment A

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104

 Page 9 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Garrett Gruener

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,135,001

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,135,001

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,135,001               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.57%                    Please see Attachment A

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104

 Page 10 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Daniel Janney

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,084,982

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,084,982

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,084,982               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.34%                   Please see Attachment A

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104

 Page 11 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Alix Marduel

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,084,982

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,084,982

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,084,982               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.34%                     Please see Attachment A

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  45104P104

 Page 12 of 19 Pages

  (1) Names of Reporting Persons.  SS or I.R.S. Identification Nos. of Above Persons

               Guy Nohra

  (2) Check The Appropriate Box If A Member Of A Group

(a)

(b)

X

  (3)

SEC Use Only

  (4)

Citizenship or Place of Organization

              United States

Please see Attachment A

Number Of Shares

(5)

Sole Voting Power

-0-

Beneficially Owned

By Each Reporting

(6)

Shared Voting Power

2,084,982

Person With

(7)

Sole Dispositive Power

-0-

(8)

Shared Dispositive Power  2,084,982

  (9)

Aggregate Amount Beneficially Owned By Each Reporting Person

               2,084,982               Please see Attachment A

  (10)

Check If The Aggregate Amount In Row (11) Excludes Certain Shares*

  (11)

Percent Of Class Represented By Amount In Row (11)

               9.34%                    Please see Attachment A

  (12)

Type Of Reporting Person

                 IN

*SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)

Name of Issuer: Icagen, Inc. (“Issuer”)

(b)

Address of Issuer’s Principal Executive Offices:

4222 Emperor Blvd., Suite 350

Durham, NC  27703

Item 2.

(a)

Name of Person Filing:

Alta Partners (“AP”)

Alta BioPharma Partners, L.P. (“ABP”)

Alta BioPharma Management, LLC (“ABPM”)

Alta/Chase BioPharma Management, LLC (“ACBPM”)

ICAgen Chase Partners (Alta Bio), LLC (“ICP”)

Alta Embarcadero BioPharma Partners, LLC (“AEBP”)

Jean Deleage (“JD”)

Garrett Gruener (“GG”)

Daniel Janney (“DJ”)

Alix Marduel (“AM”)

Guy Nohra (“GN”)

 (b)

Address of Principal Business Office:

One Embarcadero Center, Suite 4050

San Francisco, CA  94111

 (c)

Citizenship/Place of Organization:

Entities:

AP

-

California

ABP

-

Delaware

ABPM

Delaware

ACBPM

Delaware

ICP

Delaware

AEBP

California

Individuals:

JD

United States

GG

United States

DJ

United States

AM

United States

GN

United States

(d)

Title of Class of Securities:

Common Stock

(e)

CUSIP Number:

Item 3.

Not applicable.

Item 4

Ownership.

Please see Attachment A

		AP	ABP	ABPM	ACBPM	AEBP
(a)	Beneficial Ownership	2,135,001	2,135,001	2,135,001	2,135,001	2,135,001
(b)	Percentage of Class	9.57%	9.57%	9.57%	9.57%	9.57%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	2,135,001	2,135,001	2,135,001	2,135,001	2,135,001
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	2,135,001	2,135,001	2,135,001	2,135,001	2,135,001

		ICP	JD	GG	DJ	AM
(a)	Beneficial Ownership	2,135,001	2,178,479	2,135,001	2,084,982	2,084,982
(b)	Percentage of Class	9.57%	9.76%	9.57%	9.34%	9.34%
(c)	Sole Voting Power	-0-	43,478	-0-	-0-	-0-
	Shared Voting Power	2,135,001	2,135,001	2,135,001	2,084,982	2,084,982
	Sole Dispositive Power	-0-	43,478	-0-	-0-	-0-
	Shared Dispositive Power	2,135,001	2,135,001	2,135,001	2,084,982	2,084,982

		GN
(a)	Beneficial Ownership	2,084,982
(b)	Percentage of Class	9.34%
(c)	Sole Voting Power	-0-
	Shared Voting Power	2,084,982
	Sole Dispositive Power	-0-
	Shared Dispositive Power	2,084,982

Item 5.

Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.

Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.

Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.

Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.

Notice of Dissolution of Group

Not applicable.

Item 10.

Certification

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

EXHIBITS

A:

Joint Filing Statement

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:

January 12, 2007

ALTA PARTNERS

ALTA BIOPHARMA PARTNERS, L.P.

By:  Alta BioPharma Management, LLC

By:       /s/ Jean Deleage

By:         /s/ Alix Marduel

Jean Deleage, President

Alix Marduel, Managing Director

ICAgen Chase Partners (Alta Bio), LLC

Alta/Chase BioPharma Management, LLC

By: Alta/Chase BioPharma Management, LLC

By:       /s/ Alix Marduel

By:        /s/ Alix Marduel

Alix Marduel, Member

Alix Marduel, Managing Member

ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC

      ALTA BIOPHARMA MANAGEMENT, LLC

By:       /s/ Jean Deleage

By:         /s/ Alix Marduel

Jean Deleage, Member

Alix Marduel, Managing Director

            /s/ Jean Deleage

             /s/ Guy Nohra

Jean Deleage

Guy Nohra

           /s/ Garrett Gruener

            /s/ Daniel Janney

Garrett Gruener

Daniel Janney

           /s/ Alix Marduel

Alix Marduel

EXHIBIT A

AGREEMENT OF JOINT FILING

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of us.

Date:

January 12, 2007

ALTA PARTNERS

ALTA BIOPHARMA PARTNERS, L.P.

By:  Alta BioPharma Management, LLC

By:       /s/ Jean Deleage

By:         /s/ Alix Marduel

Jean Deleage, President

Alix Marduel, Managing Director

ICAgen Chase Partners (Alta Bio), LLC

Alta/Chase BioPharma Management, LLC

By: Alta/Chase BioPharma Management, LLC

By:       /s/ Alix Marduel

By:        /s/ Alix Marduel

Alix Marduel, Member

Alix Marduel, Managing Member

ALTA EMBARCADERO BIOPHARMA PARTNERS, LLC

       ALTA BIOPHARMA MANAGEMENT, LLC

By:       /s/ Jean Deleage

By:         /s/ Alix Marduel

Jean Deleage, Member

Alix Marduel, Managing Director

            /s/ Jean Deleage

             /s/ Guy Nohra

Jean Deleage

Guy Nohra

           /s/ Garrett Gruener

            /s/ Daniel Janney

Garrett Gruener

Daniel Janney

           /s/ Alix Marduel

Alix Marduel

Attachment A

Alta Partners provides investment advisory services to several venture capital funds including Alta BioPharma Partners, L.P., ICAgen Chase Partners (Alta Bio), LLC, and Alta Embarcadero BioPharma Partners, LLC.  Alta BioPharma Partners, L.P. beneficially owns 1,327,087 shares of Common Stock, ICAgen Chase Partners (Alta Bio), LLC beneficially owns 757,895 shares of Common Stock, and Alta Embarcadero BioPharma Partners, LLC beneficially owns 50,019 shares Common Stock. The managing directors of Alta BioPharma Partners, L.P., members of ICAgen Chase Partners (Alta Bio), LLC, and members of Alta Embarcadero BioPharma Partners, LLC exercise sole voting and investment powers in respect to the shares owned by such funds.

Certain principals of Alta Partners are managing directors of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), managing members of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio), LLC), and members of Alta Embarcadero BioPharma Partners, LLC. As managing directors, managing members and members of such entities, they may be deemed to share voting and investment powers over the shares beneficially held by such funds. The principals of Alta Partners disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.

Mr. Jean Deleage is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC), and a member of Alta Embarcadero BioPharma Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC, and the 50,019 shares of Common Stock beneficially owned by Alta Embarcadero BioPharma Partners, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein. Mr. Deleage beneficially owns 43,478 shares of Common Stock.

Mr. Daniel Janney is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC). Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., and the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alix Marduel, M.D. is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC). Thus she currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., and the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC. She disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of her proportionate pecuniary interests therein.

Mr. Guy Nohra is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), and a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC). Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., and the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Attachment A (continued)

Mr. Garrett Gruener is a managing director of Alta BioPharma Management, LLC (which is the general partner of Alta BioPharma Partners, L.P.), a managing member of Alta/Chase BioPharma Management, LLC (which is the managing member of ICAgen Chase Partners (Alta Bio) LLC), and a member of Alta Embarcadero BioPharma Partners, LLC. Thus he currently shares voting and dispositive powers over the 1,327,087 shares of Common Stock beneficially owned by Alta BioPharma Partners, L.P., the 757,895 shares of Common Stock beneficially owned by ICAgen Chase Partners (Alta Bio), LLC, and the 50,019 shares of Common Stock beneficially owned by Alta

Embarcadero BioPharma Partners, LLC. He disclaims beneficial ownership of all such shares held by the foregoing funds except to the extent of his proportionate pecuniary interests therein.

Alta Partners is a venture capital firm with an office in San Francisco. Alta Partners is a California Corporation. Alta BioPharma Partners, L.P. is a Delaware Limited Partnership, Alta BioPharma Management, LLC is a Delaware Limited Liability Company, Alta/Chase BioPharma Management, LLC is a Delaware Limited Liability Company, ICAgen Chase Partners (Alta Bio), LLC is a Delaware Limited Liability Company, and Alta Embarcadero BioPharma Partners, LLC is a California Limited Liability Company.